NEWS RELEASE

Coeur Reports First Quarter 2024 Results
Reaffirms Full-Year 2024 Guidance; Achieves Commercial Production at Rochester

Chicago, Illinois - May 1, 2024 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported first quarter 2024 financial results, including revenue of $213 million and cash flow from operating activities of $(16) million. The Company reported GAAP net loss from continuing operations of $29 million, or $0.08 per share. On an adjusted basis1, Coeur reported EBITDA of $44 million, cash flow from operating activities before changes in working capital of $(31) million and net loss from continuing operations of $19 million, or $0.05 per share.

Key Highlights
•Strong year-over-year production increases in-line with 2024 guidance – Solid performances at Palmarejo and Wharf led to total production of 80,744 ounces of gold and 2.6 million ounces of silver compared to 69,039 ounces of gold and 2.5 million ounces of silver in the first quarter of 2023. Production levels are expected to increase over the balance of 2024, driven primarily by the ramp-up at Rochester
•Increased revenue and adjusted EBITDA driven by increased production and lower costs – Revenue increased 14% year-over-year while adjusted EBITDA increased 76% compared to the first quarter of 2023, raising adjusted LTM EBITDA by 32% to $162 million through the end of the period compared to a year ago. The Company also saw a 5% reduction year-over-year in cost applicable to sales, totaling $146 million for the first quarter
•Commercial production achieved at Rochester; ramp-up on-track – Commissioning of Rochester’s new three-stage crushing circuit and truck load-out facility was completed on March 7, 2024. The crushing circuit has routinely exceeded 70,000 tons per day since commissioning was completed. Commercial production was achieved as of March 31, 2024 and the ramp-up to sustained nameplate capacity of 88,000 tons per day remains on schedule for the end of the second quarter
•Kensington’s multi-year program on target to increase mine life by year-end – The Company continued its multi-year underground mine development and exploration program, investing approximately $14 million during the quarter. Coeur has now completed roughly 71% of total underground mine development and drilling since inception of the program in 2022. The program is expected to extend Kensington’s reserve-based mine life beyond five years by the end of 2024
•Published 2023 ESG Report – On April 23, 2024, Coeur published its 2023 ESG Report which highlighted the critical role in the modern economy of the metals the Company produces and progress on ESG priorities, such as ongoing adoption of the Global Industry Standard on Tailings Management and the roll-out of Coeur’s Biodiversity Management Standard, as well as advances in climate resilience including the expectation to achieve a 35% reduction in net intensity of greenhouse gas emissions by year-end

“Coeur began 2024 with solid first quarter production in a catalyst-rich year for the Company,” said Mitchell J. Krebs, President and Chief Executive Officer. “This strong start, highlighted by the achievement of commercial production at Rochester at the end of the first quarter, puts us in a great position to achieve full-year 2024 guidance and begin generating positive free cash flow in the second half of the year. Palmarejo achieved its highest quarterly production levels in several years thanks to strong contributions from both Guadalupe and Independencia underground operations while Wharf delivered a stronger than planned quarter after achieving record performance in 2023.

“The team at Rochester completed the pre-commissioning and commissioning of the new crushing circuit in the first quarter as planned. The next milestone will be to complete ramp-up to sustained nameplate capacity of 88,000 tons per day by the end of the second quarter. The combination of lower capex and significantly higher production, coupled with higher commodity prices, are expected to lead to strong cash flow generation in the second half of 2024 which will be allocated to debt reduction and funding near-mine exploration priorities. I am pleased with the progress of Kensington’s multi-year underground development and exploration program, which is expected to wrap up mid-year next year, and we look forward to achieving our goal of extending its mine life beyond five years by year-end.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Gold Sales	$151.8	$187.7	$139.5	$121.4	$127.1
Silver Sales	$61.3	$74.3	$55.1	$55.9	$60.2
Consolidated Revenue	$213.1	$262.1	$194.6	$177.2	$187.3
Costs Applicable to Sales[2]	$146.0	$192.3	$147.9	$139.6	$153.1
General and Administrative Expenses	$14.4	$10.2	$9.5	$9.8	$12.1
Net Income (Loss)	$(29.1)	$(25.5)	$(21.1)	$(32.4)	$(24.6)
Net Income (Loss) Per Share	$(0.08)	$(0.07)	$(0.06)	$(0.10)	$(0.08)
Adjusted Net Income (Loss)[1]	$(19.0)	$(6.2)	$(18.6)	$(20.2)	$(33.1)
Adjusted Net Income (Loss)[1] Per Share	$(0.05)	$(0.02)	$(0.05)	$(0.06)	$(0.11)
Weighted Average Shares Outstanding	385.0	380.5	356.7	333.1	301.0
EBITDA[1]	$27.2	$25.0	$15.3	$4.0	$16.2
Adjusted EBITDA[1]	$44.3	$64.3	$30.6	$22.2	$25.1
Cash Flow from Operating Activities	$(15.9)	$65.3	$(2.4)	$39.4	$(35.0)
Capital Expenditures	$42.1	$92.7	$112.3	$85.6	$74.0
Free Cash Flow[1]	$(58.0)	$(27.4)	$(114.7)	$(46.2)	$(109.0)
Cash, Equivalents & Short-Term Investments	$67.5	$61.6	$53.2	$56.8	$67.0
Total Debt[3]	$585.6	$545.3	$512.2	$469.4	$494.1
Average Realized Price Per Ounce – Gold	$1,864	$1,886	$1,788	$1,809	$1,794
Average Realized Price Per Ounce – Silver	$23.57	$24.79	$24.88	$23.91	$23.25
Gold Ounces Produced	80,744	101,609	78,617	68,406	69,039
Silver Ounces Produced	2.6	$3.1	2.3	2.4	2.5
Gold Ounces Sold	81,416	99,540	78,015	67,090	70,866
Silver Ounces Sold	2.6	$3.0	2.2	2.3	2.6
Adjusted CAS per AuOz[1]	$1,267	$1,225	$1,273	$1,464	$1,381
Adjusted CAS per AgOz[1]	$14.63	$17.03	$17.85	$16.77	$15.83

Financial Results
First quarter 2024 revenue totaled $213 million compared to $262 million in the prior period and $187 million in the first quarter of 2023. The Company produced 80,744 and 2.6 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 81,416 ounces of gold and 2.6 million ounces of silver. Average realized gold and silver prices for the quarter were $1,864 and $23.57 per ounce, respectively, compared to $1,886 and $24.79 per ounce in the prior period and $1,794 and $23.25 per ounce in the first quarter of 2023.
Gold and silver sales represented 71% and 29% of quarterly revenue, respectively, compared to 72% and 28% in the prior period. The Company’s U.S. operations accounted for approximately 55% of first quarter revenue compared to 65% in the fourth quarter of 2023.
Costs applicable to sales2 decreased 24% quarter-over-quarter to $146 million, largely due to lower production in the period. General and administrative expenses increased 41% quarter-over-quarter to $14 million largely driven by annual incentive payouts.
Coeur invested approximately $14 million ($11 million expensed and $3 million capitalized) in exploration during the quarter, consistent with roughly $14 million ($11 million expensed and $3 million capitalized) in the prior period. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $16 million during the first quarter. Cash income and mining taxes paid during the period totaled approximately $20 million, including $9 million for payment of the annual Mexican mining royalty tax.
Quarterly operating cash flow totaled $(16) million compared to $65 million in the prior period, mainly driven by lower metal sales. Changes in working capital during the quarter were $15 million, compared to $20 million in the prior period, reflecting the timing of prepayments, tax payments in Mexico and semi-annual interest payments on the Company’s 2029 5.125% Senior Notes.
First quarter capital expenditures were $42 million compared to $93 million in the prior period, reflecting the final major investment quarter for the completed Rochester expansion. Sustaining and development capital expenditures accounted for approximately $34 million and $8 million, or 81% and 19%, respectively, of Coeur’s total capital investment during the quarter.

Balance Sheet and Liquidity Update
Coeur completed an amendment to its revolving credit facility (“RCF”) during the first quarter which included expanding total borrowing capacity to $400 million and extending the term so that it now matures in the first quarter of 2027. The Company ended the quarter with total liquidity of approximately $213 million, including $67 million of cash and $145 million of available capacity under its $400 million RCF4.
LTM adjusted EBITDA totaled $162 million at the end of the first quarter compared to $142 million at the end of the fourth quarter of 2023 and $123 million at the end of the first quarter of 2023. Total debt increased to $586 million at the end of the first quarter compared to $545 million at the end of the fourth quarter of 2023 and $494 million at the end of the first quarter of 2023 primarily due to final Rochester expansion-related payments, leading to a total debt to adjusted EBITDA leverage ratio of 3.6x at the end of the period compared to 4.0x at the end of the first quarter of 2023.
During the first quarter, Coeur satisfied $55 million associated with prepay agreements at Kensington, Rochester and Wharf. Additionally, the Company exercised options under amended agreements to receive an additional $25 million prepayment at Kensington, an approximately $18 million prepayment for deliveries of gold and silver doré from Rochester, and a roughly $13 million prepayment for deliveries of gold concentrate from Wharf. Coeur also completed a $25 million flow through financing program during the quarter to substantially fund Silvertip’s 2024 exploration program.

Hedging Update
The Company did not execute any additional hedges during the first quarter. An overview of remaining hedges in place is outlined below.

2Q 2024
Gold Ounces Hedged	49,950
Avg. Forward Price ($/oz)	$2,100
Silver Ounces Hedged	1,800,000
Avg. Forward Price ($/oz)	$26.00

Rochester LCM Adjustment
Coeur reports the carrying value of metal and leach pad inventory at the lower of cost or net realizable value, with cost being determined using a weighted average cost method. Decreases in the market price of gold and silver can affect the value of metal inventory, stockpiles and leach pads, and it may be necessary to record a write-down to the net realizable value, as well as impact carrying value of long-lived assets. At the end of the first quarter, the cost of ore on leach pads at Rochester exceeded its net realizable value, which resulted in a lower of cost or market (“LCM”) adjustment of $4 million (approximately $3 million in costs applicable to sales2 and $1 million of amortization).
Additionally, the Company completed a review of the estimated recoverable ounces of gold and silver on its leach pads and determined that as a result of longer expected leach time and favorable recoveries relative to previous estimates that the estimated recoverable gold and silver on the Rochester legacy (Stages II, III and IV) leach pads supported an upward revision.

Operations
First quarter 2024 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Tons milled	500,747	500,509	501,722	472,622	533,606
Average gold grade (oz/t)	0.070	0.060	0.055	0.056	0.052
Average silver grade (oz/t)	4.34	4.08	3.67	4.10	4.02
Average recovery rate – Au	95.2%	89.4%	97.6%	87.4%	90.1%
Average recovery rate – Ag	83.7%	79.4%	86.9%	83.5%	81.7%
Gold ounces produced	33,160	25,401	26,870	23,216	25,118
Silver ounces produced (000’s)	1,818	1,622	1,601	1,617	1,752
Gold ounces sold	33,462	24,848	26,018	22,207	25,970
Silver ounces sold (000’s)	1,796	1,644	1,534	1,561	1,795
Average realized price per gold ounce	$1,611	$1,615	$1,499	$1,589	$1,564
Average realized price per silver ounce	$23.64	$24.78	$24.96	$23.98	$23.23
Metal sales	$96.4	$80.9	$77.3	$72.7	$82.3
Costs applicable to sales[2]	$54.3	$50.3	$48.1	$46.6	$49.3
Adjusted CAS per AuOz[1]	$901	$1,010	$917	$1,023	$926
Adjusted CAS per AgOz[1]	$13.18	$15.26	$15.56	$15.16	$13.94
Exploration expense	$2.5	$2.7	$2.2	$1.6	$1.3
Cash flow from operating activities	$25.6	$24.1	$22.6	$18.6	$11.5
Sustaining capital expenditures (excludes capital lease payments)	$4.7	$6.9	$8.4	$10.7	$8.6
Development capital expenditures	$2.1	$2.0	$2.4	$1.2	$1.6
Total capital expenditures	$6.8	$8.9	$10.8	$11.9	$10.2
Free cash flow[1]	$18.8	$15.2	$11.8	$6.7	$1.3
Operational
•First quarter gold and silver production totaled 33,160 and 1.8 million ounces, respectively, compared to 25,401 and 1.6 million ounces in the prior period and 25,118 and 1.8 million ounces in the first quarter of 2023
•Production during the quarter benefited from higher average grades as well as increased average gold and silver recoveries
Financial
•Adjusted CAS1 for gold and silver on a co-product basis decreased 11% and 14% quarter-over-quarter to $901 and $13.18 per ounce, respectively, driven by higher metal sales
•Capital expenditures decreased 24% quarter-over-quarter to $7 million, reflecting lower underground mine development
•Free cash flow1 in the first quarter totaled $19 million compared to $15 million in the prior period
Exploration
•Exploration investment for the first quarter decreased by 7% to approximately $3 million (substantially all expensed)
•Up to three rigs were active during the quarter mainly focused on the Zapata - Guadalupe corridor and on the Barranca Blanca target

•At the Zapata - Guadalupe target, drilling confirmed the presence of anticipated mineralized structures and revealed a newly discovered vein with promising indications of additional mineralization. This area is evolving into a significant prospect and serves as a potential area for future resource expansion
•Exploration efforts continue immediately east of the current operation and outside the gold stream area. Within this zone, numerous new veins have been observed, particularly to the southeast of existing operations, which are believed to run parallel to the primary vein systems currently being mined nearby. For example, initial scout drilling at Barranca Blanca has successfully established the existence of a mineralizing system strongly warranting further investigation
•Additionally, geological mapping in the Guazapares area to the east of Palmarejo has pinpointed multiple new veins displaying surface alteration, shearing, and mineralization, signaling promising prospects for future exploration
Other
•Approximately 35% of Palmarejo’s gold sales in the first quarter were sold under its gold stream agreement at a price of $800 per ounce, totaling 11,690 ounces. The Company anticipates approximately 30% - 40% of Palmarejo’s gold sales for 2024 will be sold under the gold stream agreement
Guidance
•Full-year 2024 production is expected to be 95,000 - 103,000 ounces of gold and 5.9 - 6.7 million ounces of silver
•CAS1 in 2024 are expected to be $1,075 - $1,275 per gold ounce and $16.50 - $17.50 per silver ounce
•Capital expenditures are expected to be $32 - $42 million, consisting primarily of sustaining capital and underground development

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Ore tons placed	3,135,571	2,754,058	3,487,173	2,690,840	2,456,586
Average silver grade (oz/t)	0.52	0.44	0.50	0.42	0.45
Average gold grade (oz/t)	0.002	0.003	0.003	0.003	0.003
Silver ounces produced (000’s)	699	1,340	608	683	761
Gold ounces produced	5,755	19,847	4,459	6,314	8,155
Silver ounces sold (000’s)	735	1,269	606	695	770
Gold ounces sold	6,185	19,175	4,432	6,493	8,349
Average realized price per silver ounce	$23.32	$24.59	$24.63	$23.70	$23.19
Average realized price per gold ounce	$2,050	$1,991	$1,967	$1,946	$1,922
Metal sales	$29.8	$69.4	$23.6	$29.1	$33.9
Costs applicable to sales[2]	$27.0	$71.8	$30.5	$26.1	$42.9
Adjusted CAS per AgOz[1]	$18.17	$19.33	$23.64	$20.39	$20.24
Adjusted CAS per AuOz[1]	$1,630	$1,564	$1,899	$1,646	$1,655
Prepayment, working capital cash flow	$—	$—	$7.5	$10.0	$—
Exploration expense	$0.4	$0.2	$0.3	$0.3	$0.4
Cash flow from operating activities	$(18.7)	$11.6	$(17.3)	$(3.8)	$(13.5)
Sustaining capital expenditures (excludes capital lease payments)	$15.4	$13.8	$7.7	$5.1	$4.3
Development capital expenditures	$5.8	$51.7	$76.7	$56.4	$47.7
Total capital expenditures	$21.2	$65.5	$84.4	$61.5	$52.0
Free cash flow[1]	$(39.9)	$(53.9)	$(101.7)	$(65.3)	$(65.5)
Operational

•Silver and gold production in the first quarter totaled 699,190 and 5,755 ounces, respectively, compared to 1.3 million and 19,847 ounces in the prior period and 761,346 and 8,155 ounces in the first quarter of 2023
•Lower planned production during the quarter was primarily driven by a lack of fresh ore placed on the new Stage VI leach pad for approximately ninety days during the commissioning and ramp-up of the new three stage crusher after initial ounces from ore stacked on the new leach pad throughout 2023 were recovered in the prior period
•The Company successfully completed the commissioning of all three stages of the crushing circuit and the truck load-out facility during the first quarter. Additionally, on March 31, 2024, the operation achieved commercial production and has routinely exceeded 70,000 tons per day since commissioning was completed. Ramp-up to sustained nameplate capacity of 88,000 tons per day remains on schedule to be completed by the end of the second quarter
•The Company completed a review of the estimated recoverable ounces of gold and silver on its leach pads during the first quarter and determined that as a result of longer expected leach time and favorable recoveries relative to previous estimates that the estimated recoverable gold and silver on the Rochester legacy (Stages II, III and IV) leach pads supported an upward revision
Financial
•First quarter adjusted CAS1 figures in the table above and highlighted below exclude the impact of an LCM adjustment totaling approximately $3 million related to the net realizable value of metal and leach pad inventory due to higher operating costs exceeding the lower market value of ounces under leach at Rochester
•First quarter adjusted CAS1 for silver and gold on a co-product basis continued to decline compared to recent quarters, totaling $18.17 and $1,630 per ounce, respectively, mainly driven by the favorable impact of an increase in estimated recoverable ounces on legacy leach pads
•Capital expenditures decreased 68% quarter-over-quarter to $21 million, reflecting decreased spending with the completion of the Rochester expansion project
•Free cash flow1 in the first quarter totaled $(40) million compared to $(54) million in the prior period
Exploration
•Exploration investment decreased 17% quarter-over-quarter to approximately $1 million ($0.4 million expensed and $0.1 million capitalized)
•First quarter activities included preparation for 2024 drill programs, geologic logging, interpretation and geological modeling, with a new geology model for Nevada Packard almost complete. This work will help refine understanding on the controls to mineralization at this deposit and help finalize 2024 drill planning
•The primary focus for drilling over the balance of 2024 is assessing the potential for higher grades on structures identified in the newly-developed Rochester East and Nevada Packard geology models. Near-term exploration objectives aim to augment the grade profile of the current 16-year reserves-only mine life with the goal of bolstering cash flow
Guidance
•Full-year 2024 production is expected to be 4.8 - 6.6 million ounces of silver and 37,000 - 50,000 ounces of gold. Production in 2024 is expected to increase after a slower first quarter due to commissioning and ramp-up in the first half of 2024

•With the commissioning and ramp-up of the Rochester expansion taking place during the first half of 2024, the Company has provided CAS guidance for the second half of 2024, which are expected to be $14.00 - $16.00 per silver ounce and $1,200 - $1,400 per gold ounce
•Capital expenditures are expected to be $50 - $70 million, which reflects fleet enhancements as part of the ramp-up of the newly completed Rochester expansion as well as sustaining capital

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Tons milled	167,439	177,382	167,950	152,907	153,337
Average gold grade (oz/t)	0.14	0.16	0.16	0.09	0.15
Average recovery rate	90.8%	92.3%	92.6%	90.9%	91.2%
Gold ounces produced	21,434	26,686	24,614	13,193	20,296
Gold ounces sold	21,183	25,980	24,516	13,273	20,902
Average realized price per gold ounce, gross	$2,105	$2,016	$1,956	$1,991	$1,983
Treatment and refining charges per gold ounce	$52	$58	$60	$142	$63
Average realized price per gold ounce, net	$2,053	$1,958	$1,896	$1,849	$1,920
Metal sales	$43.5	$51.2	$46.5	$24.6	$40.2
Costs applicable to sales[2]	$39.3	$37.9	$38.3	$39.1	$37.4
Adjusted CAS per AuOz[1]	$1,840	$1,441	$1,543	$2,927	$1,775
Prepayment, working capital cash flow	$—	$10.7	$(10.7)	$9.9	$(9.9)
Exploration expense	$1.5	$1.7	$2.9	$2.3	$1.0
Cash flow from operating activities	$1.5	$16.9	$(4.4)	$(3.7)	$(4.8)
Sustaining capital expenditures (excludes capital lease payments)	$13.3	$15.1	$15.8	$11.7	$10.7
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$13.3	$15.1	$15.8	$11.7	$10.7
Free cash flow[1]	$(11.8)	$1.8	$(20.2)	$(15.4)	$(15.5)
Operational
•Gold production in the first quarter totaled 21,434 ounces compared to 26,686 ounces in the prior period and 20,296 ounces in the first quarter of 2023
•Lower production during the quarter was driven by mill down time impacting tons milled as well as lower average grade due to mine sequencing
Financial
•First quarter adjusted CAS1 totaled $1,840 per ounce compared to $1,441 per ounce in the prior period, reflecting decreased metal sales
•Capital expenditures decreased 12% quarter-over-quarter to $13 million. Capital expenditures during the quarter continued to focus on capital development to support the ongoing multi-year exploration program aimed at extending mine life
•Free cash flow1 in the first quarter and full-year totaled $(12) million compared to $2 million in the prior period
Exploration
•Exploration investment in the quarter totaled approximately $4 million ($2 million expensed and $3 million capitalized), compared to $4 million ($2 million expensed and $2 million capitalized) in the prior period

•Up to four rigs were active at Kensington, with drilling focused on both infill as well as extending the current resource boundaries. Notably, the multiple parallel veins at Kensington Zone 30 are continuing to show continuity with new, sub-parallel zones identified during the first quarter, illustrating the potential for additional work fronts and optionality in the mine plan
•Exploration at the recently identified Zone 50 continued to delineate mineralization along both strike and depth extensions, underscoring the potential for substantial resource and reserve expansion in the very near term
•Expansion and infill drilling activities at Elmira are ongoing, with consistent intersection of broad zones of mineralization, especially notable in the upper sections of the deposit. While many assay results are pending, visual confirmations of mineralization support confidence that inferred material in this area can be upgraded to reserves within the current year
•The recently concluded district-scale structural study aims to enhance resource modeling and refine future exploration targeting
•Overall drilling at Kensington continues to demonstrate meaningful progress toward building a reserve base to support mine life for at least the next five years
Guidance
•Full-year 2024 production is expected to be 92,000 - 106,000 gold ounces
•CAS1 in 2024 are expected to be $1,525 - $1,725 per gold ounce
•Capital expenditures are expected to be $44 - $56 million, of which approximately $23 - $29 million and $5 - $10 million is related to underground development and infill drilling, respectively, as part of the multi-year exploration program

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Ore tons placed	1,251,955	1,290,562	1,254,267	1,041,846	1,156,794
Average gold grade (oz/t)	0.021	0.027	0.023	0.022	0.032
Gold ounces produced	20,395	29,675	22,674	25,683	15,470
Silver ounces produced (000’s)	67	90	69	88	21
Gold ounces sold	20,586	29,537	23,049	25,117	15,645
Silver ounces sold (000’s)	69	86	74	82	24
Average realized price per gold ounce	$2,026	$1,982	$1,966	$1,946	$1,938
Metal sales	$43.3	$60.7	$47.1	$50.8	$30.9
Costs applicable to sales[2]	$25.4	$32.4	$31.0	$27.8	$23.5
Adjusted CAS per AuOz[1]	$1,165	$997	$1,267	$1,035	$1,466
Prepayment, working capital cash flow	$—	$—	$2.5	$10.0	$—
Exploration expense	$0.1	$—	$—	$—	$—
Cash flow from operating activities	$11.1	$28.9	$19.5	$33.8	$1.9
Sustaining capital expenditures (excludes capital lease payments)	$0.3	$1.3	$0.6	$0.1	$—
Development capital expenditures	$—	$0.2	$0.1	$0.1	$0.1
Total capital expenditures	$0.3	$1.5	$0.7	$0.2	$0.1
Free cash flow[1]	$10.8	$27.4	$18.8	$33.6	$1.8
Operational
•Gold production in the first quarter decreased 31% quarter-over-quarter to 20,395 ounces, largely due to timing of ounces placed on the leach pads. Year-over-year production increased 32%

Financial
•Adjusted CAS1 on a by-product basis increased 17% quarter-over-quarter to $1,165 per ounce, largely driven by lower metal sales
•Capital expenditures decreased slightly quarter-over-quarter to less than $1 million
•Free cash flow1 in the first quarter totaled $11 million compared to $27 million in the prior period, reflecting lower metal sales
Exploration
•Exploration investment remained flat quarter-over-quarter
•Preparations for the 2024 drilling program were undertaken during the quarter with the program focusing on increasing reserves though expansion and infill drilling at the Juno deposit. Historically, exploration at Wharf has shown a high return on investment
Guidance
•Full-year 2024 production is expected to be 86,000 - 96,000 gold ounces
•CAS1 in 2024 are expected to be $1,100 - $1,200 per gold ounce
•Capital expenditures are expected to be $5 - $7 million

Exploration
Coeur had up to seven active rigs across all sites during the first quarter, for a total investment of approximately $14 million ($11 million expensed and $3 million capitalized), compared to roughly $14 million ($11 million expensed and $3 million capitalized) in the prior period.
Exploration investment at the high-grade Silvertip polymetallic exploration project in British Columbia, Canada totaled approximately $5 million in the first quarter, compared to $6 million in the prior period.
Following an extensive technical assessment conducted at the start of the first quarter, the geological model has been refined, with considerable effort dedicated to strategizing for the 2024 exploration campaign. This year’s programs at Silvertip will entail a reduction in underground drilling compared to prior years, with the upcoming summer surface programs anticipated to be the most extensive ever undertaken by Coeur.
The underground program is expected to continue systematically tracing mineralization in the Southern Silver Zone and Saddle Zone to the southeast and south, respectively. The surface programs will transition to a multi-pronged approach encompassing larger step outs from known mineralization and district-scale work aimed at identifying additional chimney structures hosting mineralization similar to the Southern Silver Zone. Ultimately, the goal is to identify multiple targets that could lead to resource growth over the next few years to allow a restart decision on this world-class high grade deposit.
The Company expects to invest $11 - $14 million in exploration in 2024 at Silvertip, which excludes $15 - $20 million related to underground mine development and site support costs.
Company-wide, exploration investment in 2024 is projected to comprise $40 - $50 million for scout and expansion drilling (classified as exploration expense) and $7 - $13 million on infill drilling (capitalized exploration). The key priorities this year include: building reserves and extending the life of mine at Kensington; investigating higher grade structures at Rochester; initiating development of a significant pipeline of inferred resources at Palmarejo to potentially facilitate rapid reserve growth over the coming years; augmenting mineral reserves at Wharf; and continuing to increase the mineral resource at Silvertip.

2024 Guidance
Gold and silver production is expected to increase compared to 2023, driven by the commissioning and ramp-up of the Rochester expansion. Overall cost guidance has increased compared to 2023 primarily driven by expected continued inflationary pressures on operating costs.
With the ramp-up of the new Merrill-Crowe facility and three-stage crusher corridor at Rochester expected to be completed during the first half of 2024, the Company has elected to defer providing cost guidance at Rochester for that period. The below cost guidance for Rochester reflects the second half of 2024.
Additionally, the below exploration expense guidance excludes $15 - $20 million of underground mine development and support costs associated with Silvertip.

2024 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	95,000 - 103,000	5,900 - 6,700
Rochester	37,000 - 50,000	4,800 - 6,600
Kensington	92,000 - 106,000	—
Wharf	86,000 - 96,000	—
Total	310,000 - 355,000	10,700 - 13,300

2024 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$1,075 - $1,275	$16.50 - $17.50
Second Half 2024 Rochester (co-product)	$1,200 - $1,400	$14.00 - $16.00
Kensington	$1,525 - $1,725	—
Wharf (by-product)	$1,100 - $1,200	—

2024 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$116 - $158
Capital Expenditures, Development	$19 - $26
Exploration, Expensed	$40 - $50
Exploration, Capitalized	$7 - $13
General & Administrative Expenses	$36 - $40

Note: The Company’s guidance figures assume estimated prices of $2,000/oz gold and $23.75/oz silver as well as CAD of 1.25 and MXN of 17.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its first quarter 2024 financial results on May 2, 2024 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, Aoife McGrath, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through May 9, 2024.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        612 39 52

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding cash flow, production growth, costs, capital expenditures, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the gold stream agreement at Palmarejo, expectations, plans, costs and timing regarding the Rochester expansion project including anticipated throughput and timeline for ramp-up, hedging strategies, anticipated production, costs and expenses and operations at Palmarejo, Rochester, Wharf and Kensington, and expected progress on ESG priorities including achievement of the Company’s greenhouse gas emissions net intensity goal. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that ramp-up of the Rochester expansion project takes longer than expected or does not achieve planned performance, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2023.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity.
2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.
4. As of March 31, 2024, Coeur had $30 million in outstanding letters of credit and $225 million in outstanding borrowings under its RCF. Future borrowing under the RCF may be subject to certain financial covenants.

Average Spot Prices

	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Average Gold Spot Price Per Ounce	$2,070	$1,971	$1,928	$1,976	$1,890
Average Silver Spot Price Per Ounce	$23.34	$23.20	$23.57	$24.13	$22.55
Average Zinc Spot Price Per Pound	$1.11	$1.13	$1.10	$1.15	$1.42
Average Lead Spot Price Per Pound	$0.94	$0.96	$0.98	$0.96	$0.97

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606

Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2024	December 31, 2023
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$67,489	$61,633
Receivables	36,494	31,035
Inventory	78,230	76,661
Ore on leach pads	83,454	79,400
Prepaid expenses and other	18,943	18,526
	284,610	267,255
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	1,697,927	1,688,288
Ore on leach pads	43,073	25,987
Restricted assets	8,812	9,115
Receivables	23,140	23,140
Other	62,503	67,063
TOTAL ASSETS	$2,120,065	$2,080,848
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$120,137	$115,110
Accrued liabilities and other	131,845	140,913
Debt	23,242	22,636
Reclamation	10,954	10,954
	286,178	289,613
NON-CURRENT LIABILITIES
Debt	562,310	522,674
Reclamation	206,035	203,059
Deferred tax liabilities	16,787	12,360
Other long-term liabilities	30,626	29,239
	815,758	767,332
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 600,000,000 shares, 398,583,321 issued and outstanding at March 31, 2024 and 386,282,957 at December 31, 2023	3,986	3,863
Additional paid-in capital	4,170,568	4,139,870
Accumulated other comprehensive income (loss)	(6,147)	1,331
Accumulated deficit	(3,150,278)	(3,121,161)
	1,018,129	1,023,903
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,120,065	$2,080,848

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
	2024	2023
	In thousands, except share data
Revenue	$213,060	$187,298
COSTS AND EXPENSES
Costs applicable to sales(1)	145,997	153,056
Amortization	27,297	22,708
General and administrative	14,404	12,083
Exploration	10,491	4,650
Pre-development, reclamation, and other	18,228	10,890
Total costs and expenses	216,417	203,387
OTHER INCOME (EXPENSE), NET
Gain on debt extinguishment	438	—
Fair value adjustments, net	—	10,561
Interest expense, net of capitalized interest	(12,947)	(7,389)
Other, net	2,773	(961)
Total other income (expense), net	(9,736)	2,211
Income (loss) before income and mining taxes	(13,093)	(13,878)
Income and mining tax (expense) benefit	(16,024)	(10,708)
NET INCOME (LOSS)	$(29,117)	$(24,586)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	(7,625)	(12,928)
Reclassification adjustments for realized (gain) loss on cash flow hedges	147	(4,134)
Other comprehensive income (loss)	(7,478)	(17,062)
COMPREHENSIVE INCOME (LOSS)	$(36,595)	$(41,648)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$(0.08)	$(0.08)

Diluted	$(0.08)	$(0.08)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2024	2023
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(29,117)	$(24,586)
Adjustments:
Amortization	27,297	22,708
Accretion	4,076	3,993
Deferred taxes	4,429	6,451
Gain on debt extinguishment	(438)	—
Fair value adjustments, net	—	(10,561)
Stock-based compensation	4,248	3,151
Loss on the sale of assets	—	(9)
Write-downs	3,235	13,113
Deferred revenue recognition	(55,159)	(10,115)
Other	10,822	2,078
Changes in operating assets and liabilities:
Receivables	(5,316)	3,050
Prepaid expenses and other current assets	(639)	(496)
Inventory and ore on leach pads	(19,694)	(17,635)
Accounts payable and accrued liabilities	40,385	(26,145)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(15,871)	(35,003)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(42,083)	(74,048)
Proceeds from the sale of assets	24	—
Sale of investments	—	39,775
Proceeds from notes receivable	—	5,000
Other	(67)	(44)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(42,126)	(29,317)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	22,823	98,429
Issuance of notes and bank borrowings, net of issuance costs	135,000	75,000
Payments on debt, finance leases, and associated costs	(92,225)	(101,897)
Other	(1,779)	(2,097)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	63,819	69,435
Effect of exchange rate changes on cash and cash equivalents	40	399
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,862	5,514
Cash, cash equivalents and restricted cash at beginning of period	63,378	63,169
Cash, cash equivalents and restricted cash at end of period	$69,240	$68,683

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 1Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Net income (loss)	$(108,143)	$(29,117)	$(25,505)	$(21,109)	$(32,412)	$(24,586)
Interest expense, net of capitalized interest	34,657	12,947	7,396	7,402	6,912	7,389
Income tax provision (benefit)	40,472	16,024	8,485	6,097	9,866	10,708
Amortization	104,411	27,297	34,635	22,884	19,595	22,708
EBITDA	71,397	27,151	25,011	15,274	3,961	16,219
Fair value adjustments, net	7,177	—	1,245	2,010	3,922	(10,561)
Foreign exchange (gain) loss	(330)	365	353	(421)	(627)	1,154
Asset retirement obligation accretion	16,488	4,076	4,186	4,153	4,073	3,993
Inventory adjustments and write-downs	33,189	4,188	18,464	8,934	1,603	14,187
(Gain) loss on sale of assets and securities	28,724	3,536	12,547	19	12,622	9
RMC bankruptcy distribution	(1,516)	—	—	—	(1,516)	—
(Gain) loss on debt extinguishment	(3,875)	(438)	298	(774)	(2,961)	—
Other adjustments	10,260	5,461	2,188	1,453	1,158	126
Adjusted EBITDA	$161,514	$44,339	$64,292	$30,648	$22,235	$25,127
Revenue	$846,968	$213,060	$262,090	$194,583	$177,235	$187,298
Adjusted EBITDA Margin	19%	21%	25%	16%	13%	13%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	1Q 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Net income (loss)	$(29,117)	$(25,505)	$(21,109)	$(32,412)	$(24,586)
Fair value adjustments, net	—	1,245	2,010	3,922	(10,561)
Foreign exchange loss (gain)	484	(156)	5	154	1,991
(Gain) loss on sale of assets and securities	3,536	12,547	19	12,622	9
RMC bankruptcy distribution	—	—	—	(1,516)	—
(Gain) loss on debt extinguishment	(438)	298	(774)	(2,961)	—
Other adjustments	5,461	2,188	1,453	1,158	126
Tax effect of adjustments	1,053	3,165	(223)	(1,120)	(37)
Adjusted net income (loss)	$(19,021)	$(6,218)	$(18,619)	$(20,153)	$(33,058)

Adjusted net income (loss) per share - Basic	$(0.05)	$(0.02)	$(0.05)	$(0.06)	$(0.11)
Adjusted net income (loss) per share - Diluted	$(0.05)	$(0.02)	$(0.05)	$(0.06)	$(0.11)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Cash flow from operations	$(15,871)	$65,277	$(2,383)	$39,397	$(35,003)
Capital expenditures	42,083	92,715	112,273	85,581	74,048
Free cash flow	$(57,954)	$(27,438)	$(114,656)	$(46,184)	$(109,051)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Cash provided by (used in) operating activities	$(15,871)	$65,277	$(2,383)	$39,397	$(35,003)
Changes in operating assets and liabilities:
Receivables	5,316	726	478	913	(3,050)
Prepaid expenses and other	639	1,225	3,000	(4,260)	496
Inventories	19,694	(7,401)	18,620	18,738	17,635
Accounts payable and accrued liabilities	(40,385)	(14,490)	(5,528)	(61,708)	26,145
Operating cash flow before changes in working capital	$(30,607)	$45,337	$14,187	$(6,920)	$6,223

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$66,896	$33,632	$44,885	$26,808	$852	$173,073
Amortization	(12,602)	(6,633)	(5,596)	(1,393)	(852)	(27,076)
Costs applicable to sales	$54,294	$26,999	$39,289	$25,415	$—	$145,997
Inventory Adjustments	(468)	(3,555)	(283)	198	—	(4,108)
By-product credit	—	—	(34)	(1,633)	—	(1,667)
Adjusted costs applicable to sales	$53,826	$23,444	$38,972	$23,980	$—	$140,222

Metal Sales
Gold ounces	33,462	6,185	21,183	20,586	—	81,416
Silver ounces	1,796,468	735,254		68,713	—	2,600,435
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	56%	43%	100%	100%
Silver	44%	57%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$901	$1,630	$1,840	$1,165		$1,267
Silver ($/oz)	$13.18	$18.17			$—	$14.63
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$60,345	$85,155	$46,207	$34,150	$858	$226,715
Amortization	(9,949)	(13,349)	(8,366)	(1,892)	(858)	(34,414)
Costs applicable to sales	$50,396	$71,806	$37,841	$32,258	$—	$192,301
Inventory Adjustments	(195)	(17,295)	(131)	(677)	—	(18,298)
By-product credit	—	—	(275)	(2,146)	—	(2,421)
Adjusted costs applicable to sales	$50,201	$54,511	$37,435	$29,435	$—	$171,582

Metal Sales
Gold ounces	24,849	19,174	25,980	29,538	—	99,541
Silver ounces	1,644,592	1,269,236	—	86,510	—	3,000,338
Zinc pounds	—	—	—	—	—	—
Lead pounds	—	—	—	—	—	—

Revenue Split
Gold	50%	55%	100%	100%
Silver	50%	45%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,010	$1,564	$1,441	$997		$1,225
Silver ($/oz)	$15.26	$19.33			$—	$17.03
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$57,083	$34,708	$45,180	$32,614	$919	$170,504
Amortization	(9,024)	(4,176)	(6,894)	(1,588)	(919)	(22,601)
Costs applicable to sales	$48,059	$30,532	$38,286	$31,026	$—	$147,903
Inventory Adjustments	(328)	(7,788)	(411)	(16)	—	(8,543)
By-product credit	—	—	(57)	(1,802)	—	(1,859)
Adjusted costs applicable to sales	$47,731	$22,744	$37,818	$29,208	$—	$137,501

Metal Sales
Gold ounces	26,018	4,432	24,516	23,049	—	78,015
Silver ounces	1,533,975	606,083	—	73,677	—	2,213,735
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	37%	100%	100%
Silver	50%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$917	$1,899	$1,543	$1,267		$1,273
Silver ($/oz)	$15.56	$23.64			$—	$17.85
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$54,608	$29,717	$43,950	$29,634	$1,021	$158,930
Amortization	(8,017)	(3,649)	(4,801)	(1,805)	(1,021)	(19,293)
Costs applicable to sales	$46,591	$26,068	$39,149	$27,829	$—	$139,637
Inventory Adjustments	(209)	(1,215)	(239)	77	—	(1,586)
By-product credit	—	—	(63)	(1,922)	—	(1,985)
Adjusted costs applicable to sales	$46,382	$24,853	$38,847	$25,984	$—	$136,066

Metal Sales
Gold ounces	22,207	6,493	13,273	25,117	—	67,090
Silver ounces	1,560,743	694,657	—	82,013	—	2,337,413
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	49%	43%	100%	100%
Silver	51%	57%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,023	$1,646	$2,927	$1,035		$1,464
Silver ($/oz)	$15.16	$20.39			$—	$16.77
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$57,984	$48,083	$43,226	$24,953	$1,221	$175,467
Amortization	(8,719)	(5,218)	(5,844)	(1,409)	(1,221)	(22,411)
Costs applicable to sales	$49,265	$42,865	$37,382	$23,544	$—	$153,056
Inventory Adjustments	(201)	(13,474)	(207)	(38)	—	(13,920)
By-product credit	—	—	(74)	(570)		(644)
Adjusted costs applicable to sales	$49,064	$29,391	$37,101	$22,936	$—	$138,492

Metal Sales
Gold ounces	25,970	8,349	20,902	15,645	—	70,866
Silver ounces	1,795,159	769,804	—	23,956	—	2,588,919
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	49%	47%	100%	100%
Silver	51%	53%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$926	$1,655	$1,775	$1,466		$1,381
Silver ($/oz)	$13.94	$20.24			$—	$15.83
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales for 2024 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester(1)	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$258,870	$129,322	$199,980	$108,330
Amortization	(37,130)	(36,990)	(33,530)	(6,330)
Costs applicable to sales	$221,740	$92,332	$166,450	$102,000
By-product credit	—	—	—	(2,550)
Adjusted costs applicable to sales	$221,740	$92,332	$166,450	$99,450

Metal Sales
Gold ounces	100,350	28,130	103,790	90,000
Silver ounces	6,516,830	3,927,890		105,920

Revenue Split
Gold	51%	38%	100%	100%
Silver	49%	62%

Adjusted costs applicable to sales
Gold ($/oz)	$1,075 - $1,275	$1,200 - $1,400	$1,525 - $1,725	$1,100 - $1,200
Silver ($/oz)	$16.50 - $17.50	$14.00 - $16.00
1.Cost guidance for Rochester reflects the second half of 2024.